                                                                    Exhibit 10.1

                                   AGREEMENT

     By and between Stem Cell Preservation Technologies, Inc. ("SCPT") and CRYO-CELL International, Inc. ("CCEL").

     Whereas, CCEL is in the business of processing and storage of stem cells for preservation; and

     Whereas, SCPT is desirous of marketing the preservation of stem cells for tomorrow's technology for mutual consideration between the parties and the payment of $10.00 (Ten Dollars) cash in hand, which is hereby acknowledged, it is agreed:

     1. SCPT will expend all necessary marketing costs for developing storage clientele, except for newborn babies, at no cost to CRYO-CELL. (Except if a contract for preserving a newborn's U-Cord(TM) stem cells is obtained by SCPT at the full CRYO-CELL charge of $275, SCPT will receive a $25 commission.)

     2. CCEL agrees to process and storage all of SCPT's clients' stem cells as follows:

          a. SCPT will pay CCEL 1/3 (one-third) of the annual storage fee. (Does not include any portion of the back up storage fees, e.g., of the proposed $75 annual storage fee, CCEL will receive $25.

          b. If SCPT raises its prices for new specimen storage, CCEL will receive 1/3 (one-third) of the price increased in an option to storage fee that is in effect.

     3. Since the initial processing fee has not yet been determined, the parties mutually agree that CCEL will compute its actual cost per specimen and add 10% for overhead in the lab. Thereafter, the two companies will divide the profits equally. This agreement does not change any percentage entitlement CCEL would receive as a result of their equity position in SCPT.

     In the event the agreement is not extended by CCEL or its successor, SCPT will own the rights of all the annual fees from the clients it sent to CCEL for storage.

     Dated this 28/th/ day of September, 2001.

CRYO-CELL International, Inc.          Stem Cell Preservation Technologies, Inc.


/s/ Wanda D. Dearth                           /s/ Daniel D. Richard
-----------------------------                 ---------------------
Wanda D. Dearth, President             Daniel D. Richard, Chief Executive
                                       Officer

                                   ATTACHMENT

                        RESPONSIBILITIES OF THE PARTIES


1. SCPT will be responsible for all marketing and advertising expenses to generate storage clients with no cost to CCEL. The only exception to this
                              ---------------
covenant is if the parties mutually agree to run a joint stem cell ad or marketing program reaching both expectant parents for U-Cord(TM) preservation and SCPT is directing its advertising for adult/family preservation clients. The clients can divide the cost proportionate to the space or percentages of the program for their benefit.

2. SCPT or its clients will pay for all transportation costs for getting the specimens to CCEL.

3. CCEL will be responsible for cost of maintaining insurance and cost of operation of the storage systems which are storing the SCPT's clients' specimens.

4. CCEL will be responsible for all lab techs, lab director, supplies (which they will include in CCEL's overhead) and hold SCPT harmless and indemnify them against any and all claims or actions resulting from the processing and storage.

5. SCPT holds CCEL harmless and indemnifies them from any actions or claims which arise from the sale and marketing of SCPT's program, including any from transportation until they are received at CCEL or that occurred as a result of shipping delays.

6. The parties agree that if CCEL is sold or merged into any company, this contract must be included and accepted as a part of any agreement entered into between CCEL and a third party.

7. This agreement is valid for 10 years and will be extended for like year periods with mutual consent between the parties.

Dated this 28/th/ day of September, 2001.

CRYO-CELL International, Inc.          Stem Cell Preservation Technologies, Inc.


/s/ Wanda D. Dearth                    /s/ Daniel D. Richard
-----------------------------          ---------------------
Wanda D. Dearth, President             Daniel D. Richard, Chief Executive
                                       Officer

                         ADDENDUM TO CCEL/SCPT CONTRACT

     These additions to the contract dated September 28, 2001 shall be deemed to be a part of that contract.

     1. CCEL grants unlimited rights to Stem Cell Preservation Technologies, Inc. and or any of its licensees for the use of the following CCEL reserved names on the Internet including: stemcellpreservation, stemcellexpansion, stemcellmedicine, stemcellregistry and all other CCEL reserved names on Web site.

     2. CCEL agrees never to move SCPT's clients' stored specimens without the written consent of SCPT. SCPT agrees that CCEL can open new storage facilities and store SCPT's clients specimens in any CCEL storage site, so long as specimens are not moved from one site to another.

     3. CCEL warrants it has the expertise to process and cryopreserve all of SCPT's clients' specimens in a cryogenic environment.

     4. CRYO-CELL agrees that they will store every specimen from SCPT clients whose processing, storage, testing and annual fees are received by CCEL.

     5. SCPT agrees to pay CCEL all agreed to annual fees on a timely basis as they receive them from their clients. SCPT is responsible for paying CCEL even if they do not receive payment from SCPT clients. In this event, SCPT will own the specimen pursuant to their client's contract. If CCEL does not receive a payment from SCPT or their client, CCEL will own the specimen.

     6. SCPT agrees that the fees cited in the original contract did not include processing, testing, collection and collection kit fees. These will be paid by SCPT clients and will be determined by computing actual cost of labor and materials plus 10% for contribution to overhead. Once this figure has been determined, SCPT will advertise this price as its initial fees in its advertising materials. SCPT is responsible for payments of all specimens processed and stored by CCEL. Failure to do so provides CCEL the right to ownership of the specimen pursuant to the terms as set forth in paragraph 5 above.

Dated this 23/rd/ day of October 2001.

CRYO-CELL International, Inc.          Stem Cell Preservation Technologies, Inc.


/s/ Wanda D. Dearth                    /s/ Daniel D. Richard
-------------------------------        ---------------------
Wanda D. Dearth, President             Daniel D. Richard, Chief Executive
                                       Officer